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                                                                     Exhibit 4.1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     This First Amendment to Rights Agreement (this "Amendment") is made and entered into as of April 3, 2002, by and between Vintage Petroleum, Inc., a Delaware corporation (the "Corporation"), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

     WHEREAS, the Corporation and the Rights Agent have entered into that certain Rights Agreement dated as of March 16, 1999 (the "Rights Agreement");

     WHEREAS, the Board of Directors of the Corporation has authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share of the Corporation outstanding on April 5, 1999, each Right representing the right to purchase one one-thousandth of a Preferred Share, upon the terms and subject to the conditions set forth in the Rights Agreement, as amended hereby, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date;

     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and its stockholders to effect certain amendments to the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Corporation may, prior to the Distribution Date, amend the Rights Agreement without the approval of any holders of Rights to make any provisions with respect to the Rights which the Corporation deems necessary or desirable;

     WHEREAS, the Distribution Date has not yet occurred as of the date hereof; and

     WHEREAS, the Corporation wishes to amend the Rights Agreement in the manner set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Corporation and the Rights Agent hereby agree as follows:

     1. Definitions; References. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

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     2.   Amendments.

     (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer) or was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 10% or more of the then outstanding Common Shares. Notwithstanding the foregoing: (i) the term "Acquiring Person" shall not include (A) the Corporation, (B) any Subsidiary of the Corporation, (C) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (D) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, or (E) any Grandfathered Stockholder; and (ii) no Person shall be deemed to be an "Acquiring Person" either (A) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person (except that if (1) a Person would become an Acquiring Person (but for the operation of this subclause A) as a result of the acquisition of Common Shares by the Corporation, and (2) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Corporation on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed an Acquiring Person), or (B) if (1) within eight days after such Person would otherwise have become an Acquiring Person (but for the operation of this subclause
     B), such Person notifies the Board that such Person did so inadvertently and (2) within two days after such notification, such Person is the Beneficial Owner of less than 10% of the outstanding Common Shares. Notwithstanding the foregoing, any Person who would otherwise qualify as an Acquiring Person as of April 3, 2002, pursuant to the foregoing provisions of this paragraph (a) shall not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a percentage of Common Shares then outstanding in excess of the sum of 1% and the percentage of Common Shares beneficially owned by such Person and all Affiliates and Associates of such Person as of April 3, 2002; provided, however, that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to beneficially own 10% or more of the then outstanding Common Shares."


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     (b)  Section 3(d) of the Rights Agreement is hereby amended to change the legend contained therein to read in its entirety as follows:

     "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Vintage Petroleum, Inc. and Mellon Investor Services LLC, dated as of March 16, 1999, as amended by the First Amendment to Rights Agreement dated as of April 3, 2002, and as the same may be further amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Vintage Petroleum, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate, may be redeemed or exchanged or may expire. Vintage Petroleum, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and certain related Persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void."

     (c) Section 26 of the Rights Agreement is hereby amended by changing the addresses for notices to the Corporation and the Rights Agent, respectively, to the following:

     "Vintage Petroleum, Inc.
     110 West Seventh Street
     Tulsa, Oklahoma 74119
     Attention:  General Counsel

     Mellon Investor Services LLC
     44 Wall Street, 6th Floor
     New York, New York  10005
     Attention:  Yvonne D. Benn"

     (d) The Rights Agreement and Exhibit B thereto are hereby amended to replace the references therein to "ChaseMellon Shareholder Services, L.L.C." to "Mellon Investor Services LLC".

     (e) The last sentence of the first paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "The description and terms of the rights are set forth in a Rights Agreement, dated as of March 16, 1999, between the Corporation and Mellon Investor Services LLC, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of



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     April 3, 2002, and as the same may be further amended from time to time
     (the "Rights Agreement")."

     (f) The second paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Rights Agreement is hereby amended to change "15%", as it appears in clause (i) thereof, to "10%".

     (g) The last paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     "A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Corporation's Registration Statement on Form 8-A dated March 22, 1999. A copy of the First Amendment to Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Corporation's Amendment No. 1 to Registration Statement on Form 8-A dated April 3, 2002. A copy of the Rights Agreement and the First Amendment thereto is available free of charge from the Corporation. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First Amendment thereto, which are hereby incorporated herein by reference."

     3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such state.

     5. Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     6. Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

                               VINTAGE PETROLEUM, INC.


                               By: /s/ William C. Barnes
                                   ---------------------------------------------
                                   Name: William C. Barnes
                                   Title: Executive Vice President

                               MELLON INVESTOR SERVICES LLC


                               By: /s/ Edgar Ambert
                                   ---------------------------------------------
                                   Name: Edgar Ambert
                                   Title: Client Service Manager



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